Exhibit 107

Calculation of Filing Fee Tables
S-8
(Form Type)
National Storage Affiliates Trust
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Shares of Beneficial Interest, par value $0.01 per share	Other	3,250,000	$43.55	$141,537,500.00	0.00014760	$20,890.94
	Total Offering Amounts					$141,537,500.00		$20,890.94
	Total Fee Offsets							—
	Net Fee Due							$20,890.94

(1)	Represents 3,250,000 shares of beneficial interest, par value $0.01 per share (“Common Shares”), of National Storage Affiliates Trust available for issuance under the National Storage Affiliates Trust 2024 Equity Incentive Plan (the “Plan”) as of May 13, 2024.
(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Shares that become issuable under the Plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Common Shares.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per Common Share as reported on the New York Stock Exchange on August 21, 2024, which is a date within five business days prior to filing.